EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra
Vice President,
Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL YEAR 2013 RESULTS

NASHVILLE, Tenn. (February 18, 2014)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce development (which we have previously referred to as “learning and talent management”) and research / patient experience solutions for the healthcare industry, announced today results for the fourth quarter and full year ended December 31, 2013.

Highlights:

Fourth Quarter

•	Revenues of $37.1 million in the fourth quarter of 2013, up 33% from $27.8 million in the fourth quarter of 2012

•	Operating income of $3.5 million in the fourth quarter of 2013, up 5% from $3.3 million in the fourth quarter of 2012

•	Net income of $1.8 million in both the fourth quarter of 2013 and the fourth quarter of 2012, and earnings per share (EPS) of $0.06 per share (diluted) in the fourth quarter of 2013, compared to $0.07 per share (diluted) in the fourth quarter of 2012

•	Adjusted EBITDA[1] of $5.9 million in the fourth quarter of 2013, up 7% from $5.5 million in the fourth quarter of 2012

Full Year

•	Revenues of $132.3 million for 2013, up 28% from $103.7 million in 2012

•	Operating income of $14.7 million in 2013, up 9% from $13.5 million in 2012

•	Net income of $8.4 million in 2013, up 10% from $7.6 million in 2012, and EPS of $0.30 per share (diluted) for 2013, compared to $0.28 per share (diluted) in 2012

•	Adjusted EBITDA[1] of $23.9 million in 2013, up 13% from $21.2 million in 2012

•	3.39 million healthcare professional subscribers fully implemented on one or more of our subscription-based solutions at December 31, 2013, up 15% from 2.94 million at December 31, 2012

Financial Results:
Fourth Quarter 2013 Compared to Fourth Quarter 2012
Revenues for the fourth quarter of 2013 increased $9.2 million, or 33 percent, to $37.1 million, compared to $27.8 million for the fourth quarter of 2012.

Revenues from the HealthStream Workforce Development Solutions segment increased by $7.9 million, or 37 percent, when compared to the fourth quarter of 2012. Revenues from our subscription-based solutions increased by approximately $7.1 million, or 36 percent, over the prior year fourth quarter due to a higher number of subscribers and more courseware consumption by subscribers.

[1]	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income is included in this release.

Revenues in the fourth quarter of 2013 were positively influenced by courseware subscriptions associated with, among other products, ICD-10 training. Revenues from ICD-10 training products were approximately $5.0 million in the fourth quarter of 2013, up $3.7 million over the prior year fourth quarter. Revenues from our credentialing software product, an installed solution, increased by $385,000 during the fourth quarter of 2013 compared to the prior year fourth quarter. Revenues from our annual customer Summit contributed $332,000 during the fourth quarter of 2013. In 2012, the customer Summit was held in the first quarter.

Revenues from the HealthStream Research / Patient Experience Solutions segment increased by $1.4 million, or 20 percent, when compared to the fourth quarter of 2012. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $566,000, or 11 percent, when compared to the fourth quarter of 2012. Revenues from other surveys, which are conducted on annual or bi-annual cycles, decreased $163,000 compared to the fourth quarter of 2012. The financial results for Baptist Leadership Group (BLG) have been included in the Company’s financial statements from the date of acquisition by the Company (September 9, 2013) and are included in the HealthStream Research / Patient Experience Solutions segment. BLG revenues approximated $1.0 million during the fourth quarter of 2013.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the fourth quarter of 2013, HealthStream reported a $172,000 reduction to GAAP revenues and a corresponding $172,000 reduction to operating income and $85,000 reduction to net income as a result of deferred revenue write-downs for the Sy.Med Development and Baptist Leadership Group acquisitions in October 2012 and September 2013, respectively. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on financial results.

Operating income for the fourth quarter of 2013 increased by five percent to $3.5 million, compared to $3.3 million for the fourth quarter of 2012. The growth in revenues was mostly offset by increased operating expenses associated with higher royalties, personnel additions, sales commissions, costs associated with our annual customer Summit, depreciation and amortization, and other general expenses. Expenses related to our annual customer Summit decreased operating income by approximately $330,000 in the fourth quarter of 2013.

Net income was approximately $1.8 million for both the fourth quarter of 2013 and the fourth quarter of 2012. Earnings per share were $0.06 per share (diluted) for the fourth quarter of 2013 compared to $0.07 per share (diluted) for the fourth quarter of 2012.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by seven percent to $5.9 million for the fourth quarter of 2013, compared to $5.5 million for the fourth quarter of 2012.

At December 31, 2013, the Company had cash and marketable securities of $108.2 million. Capital expenditures totaled $3.3 million for the fourth quarter of 2013 and $8.7 million for the full-year 2013.

Full Year 2013 Compared to Full Year 2012
For 2013, revenues were $132.3 million, an increase of 28 percent over revenues of $103.7 million in 2012. Operating income for 2013 improved by nine percent to $14.7 million, compared to $13.5 million for 2012. Net income for 2013 increased by10 percent to $8.4 million, compared to $7.6 million for 2012. Earnings per share were $0.30 per share (diluted) for 2013, up from $0.28 per share (diluted) for 2012.

Other Business Updates
Updated nomenclature and performance metric: Given the expansion of HealthStream’s suite of solutions over the last several years, we have updated our metric for indicating our number of subscribers. Historically, our HealthStream Learning Center (HLC) was the single application on our SaaS-based platform, and therefore, we have reported the number of subscribers—both contracted and implemented—to the HLC as well as renewal rates associated with the HLC as general indicants of the size of our customer base and market penetration. As a result of the growth in the number of our subscription-based solutions, we have updated our “subscriber count” metric to better reflect our current business.

We are now reporting the total number of individual end-users of HealthStream’s subscription-based solutions, which will be referred to as “total subscribers.” Each individual end-user who utilizes at least one HealthStream subscription-based solution will be counted as one subscriber, regardless the number of subscriptions contracted by or for that end-user. For example, if one of our hospital clients purchases for each of its 1,000 nurses a subscription to the HLC, the HCC, the resuscitation and ICD-10 solutions, those 1,000 nurses will count as 1,000 total subscribers, despite the fact that each of them is contracted for four HealthStream subscriptions.

At December 31, 2013, we had approximately 3.39 million total subscribers implemented to use and 3.71 million total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Since our “total subscribers” metric encompasses the entire scope of our workforce development solutions, it provides a more comprehensive view of our business than the HLC renewal rate, which is by definition limited solely to HLC subscriptions. Together with the “revenue per implemented subscriber” metric, our “total subscriber” metric provides a more representative means for assessing our workforce development business than the previously reported HLC subscriber and contract value renewal rates.

Retiring HLC renewal metrics: Based on the number of HLC subscribers, our renewal rate was 101 percent in the fourth quarter of 2013. Our renewal rate for the number of HLC subscribers reflects the number of subscribers that were up for renewal in the quarter that chose to renew plus the addition of new subscribers on these accounts, compared to previously contracted amounts. The HLC renewal rate based on subscribers for the fourth quarter of 2013 compares to a renewal rate of 92 percent during the fourth quarter of 2012.

Based on HLC contract value, our renewal rate was 98 percent in the fourth quarter of 2013. Our HLC renewal rate for contract value reflects any pricing adjustment that may occur at renewal along with increases in contract value due to the addition of new subscribers as compared to previously contracted amounts. Our calculation of this renewal rate includes only the base subscriptions to our platform; it does not include the purchase of additional products or content purchased prior to or at the time of renewal. The HLC renewal rate based on contract value for the fourth quarter of 2013 compares to a renewal rate of 96 percent during the fourth quarter of 2012.

For the trailing four quarters ended December 31, 2013, customers representing approximately 97 percent of HLC subscribers that were up for renewal did renew, while our HLC renewal rate based on the annual contract value was approximately 97 percent. The trailing four quarter renewal measurements are calculated on the same basis as the quarter results.

Annualized revenue per implemented subscriber: “Annualized Revenue per Implemented Subscriber” is a measure of our progress in growing the value of our customer base. Annualized Revenue per Implemented Subscriber represents the quarter’s revenue from our subscription-based solutions annualized, then divided by the quarter’s average total number of implemented subscribers. The following table shows the metric for the fourth quarter of 2013 and the preceding seven quarters.

Workforce Development Solutions – Annualized Revenue per Implemented Subscriber

Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013

$24.65	$25.95	$26.98	$27.04	$28.47	$29.40	$30.95	$32.41

Note: Our subscription-based solutions include subscriptions to our platform applications, plus courseware/content subscriptions. The above metric does not include revenues from SimCenter. The Company reports those revenues separately as part of our SimVentures collaborative arrangement.

Update on ICD-10 Training Solution: The requirement mandated by CMS for healthcare organizations to transition to the ICD-10 coding system goes into effect in October 2014. As an initiative-based solution, we believe that sales of our ICD-10 training suite will be patterned according to our customers’ needs to comply with this deadline. Since 2011, approximately 1.2 million healthcare professionals have contracted for our ICD-10 training solution through their respective organizations. Revenues from ICD-10 training were approximately $5.0 million in the fourth quarter of 2013 and approximately $13.9 million for full-year 2013. The vast majority of organizations that have purchased our ICD-10 training are also consumers of other HealthStream solutions. Of our 3.71 million total contracted subscribers at December 31, 2013, only approximately seven percent subscribe solely to the ICD-10 training solution.

Financial Outlook for 2014
The Company anticipates that consolidated revenues for full year 2014 will grow by 22 percent to 26 percent as compared to 2013. We anticipate revenue growth in the Workforce Development Solutions segment to be in the 23 percent to 27 percent range and the Research / Patient Experience Solutions segment’s revenue to increase by approximately 18 percent to 22 percent, part of which growth includes revenues from the BLG acquisition which we closed in September 2013. The foregoing guidance does not include the impact from any other transactions that we may complete during 2014.

We anticipate that the Company’s 2014 full-year operating income will increase approximately 10 to 15 percent over full-year 2013. Similar to our revenue guidance, this estimate does not include the impact from any other transactions that we may complete during 2014.

We anticipate that our 2014 capital expenditures will be between $9.0 million and $12.0 million. We expect our effective tax rate to range between 42 and 44 percent for the full-year of 2014.

Robert A. Frist, Jr., chief executive officer of HealthStream, commented, “Compared to the prior year, revenues increased 28 percent, operating income grew nine percent, and net income increased 10 percent. Moreover, we contracted over 600,000 new subscribers to our platform in 2013, which is an increase of 73 percent above the new subscribers in the prior year.”

“We are well positioned to make strategic investments in 2014 that we believe will deliver significant value to our customers and that, in turn, will position us for long-term growth,” said Frist. “I look forward to reporting continued progress throughout 2014 as we execute our business strategy and strive to deliver superior results for all of our stakeholders.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, vice president of investor relations and corporate communications, will be held on Wednesday, February 19, 2014 at 9:00 a.m. (EDT). To listen to the conference, please dial 877- 647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #19928160) for U.S. and Canadian callers and 404-537-3406 (conference ID #19928160) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Recently the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, the Company may record a write down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue. In order to provide more accurate trends and comparisons of the Company’s revenues, operating income, and net income, management believes that adding back the deferred revenue write-down associated with fair value accounting for acquired businesses provides a better indication of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired business is deferred and typically recognized over a one-year period, so our GAAP revenues for the one-year period after the acquisition will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions is used by, collectively, approximately 3.71 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland, Brentwood, Tennessee, and Pensacola, Florida. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues	$37,050	$27,838	$132,274	$103,732
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	16,123	11,112	55,605	41,658
Product development	3,162	2,282	11,757	8,610
Sales and marketing	7,514	5,255	24,052	19,892
Other general and administrative	4,702	3,961	18,342	13,452
Depreciation and amortization	2,040	1,882	7,852	6,661

Total operating expenses	33,541	24,492	117,608	90,273
Operating income	3,509	3,346	14,666	13,459
Other income	55	31	176	118

Income before income taxes	3,564	3,377	14,842	13,577
Income tax provision	1,804	1,556	6,424	5,932

Net income	$1,760	$1,821	$8,418	$7,645

Net income per share:
Net income per share, basic	$0.06	$0.07	$0.31	$0.29

Net income per share, diluted	$0.06	$0.07	$0.30	$0.28

Weighted average shares outstanding:
Basic	27,264	26,212	26,853	26,128

Diluted	27,858	27,600	27,663	27,507

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	December 31,	December 31,
	2013	2012(1)
ASSETS
Current assets:
Cash and cash equivalents	$59,537	$41,365
Marketable securities – short term	48,659	51,952
Accounts and unbilled receivables, net	26,706	16,511
Prepaid and other current assets	12,222	6,004
Deferred tax assets, current	—	2,459

Total current assets	147,124	118,291
Capitalized software development, net	11,077	9,732
Property and equipment, net	9,038	7,820
Goodwill and intangible assets, net	44,616	38,104
Other assets	739	581

Total assets	$212,594	$174,528

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$18,044	$11,886
Deferred revenue	38,168	23,146

Total current liabilities	56,212	35,032
	6,173	6,474

Deferred tax liabilities, non-current	6,173	6,474
Other long-term liabilities	776	826

Total liabilities	63,161	42,332
Shareholders’ equity:
Common stock	166,888	158,020
Comprehensive income (loss)	(31)	18
Accumulated deficit	(17,424)	(25,842)

Total shareholders’ equity	149,433	132,196

Total liabilities and shareholders’ equity	$212,594	$174,528

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2012.

HealthStream, Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Year Ended
	December 31,	December 31,
	2013	2012
Operating activities:
Net income	$8,418	$7,645
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,852	6,661
Deferred income taxes	2,506	5,601
Share-based compensation	1,458	1,136
Excess tax benefits from equity awards	(3,722)	(111)
Provision for doubtful accounts	115	120
Other	1,696	738
Changes in assets and liabilities:
Accounts and unbilled receivables	(10,056)	1,227
Prepaid and other assets	(6,220)	(881)
Accounts payable, accrued and other liabilities	9,475	592
Deferred revenue	14,761	(198)

Net cash provided by operating activities	26,283	22,530

Investing activities:
Acquisitions, net of cash acquired	(7,560)	(9,901)
Changes in marketable securities	1,584	(40,101)
Investments in non-marketable equity investments	(300)	(250)
Purchases of property and equipment	(4,444)	(4,316)
Payments associated with capitalized software development	(4,267)	(4,435)

Net cash used in investing activities	(14,987)	(59,003)

Financing activities:
Proceeds from exercise of stock options	3,318	823
Taxes paid related to net settlement of equity awards	(164)	—
Excess tax benefits from equity awards	3,722	111

Net cash provided by financing activities	6,876	934

Net increase (decrease) in cash and cash equivalents	18,172	(35,539)
Cash and cash equivalents at beginning of period	41,365	76,904

Cash and cash equivalents at end of period	$59,537	$41,365

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
GAAP net income	$1,760	$1,821	$8,418	$7,645
Interest income	(74)	(58)	(263)	(181)
Interest expense	13	10	51	48
Income tax provision	1,804	1,556	6,424	5,932
Share-based compensation expense	370	299	1,458	1,136
Depreciation and amortization	2,040	1,882	7,852	6,661

Adjusted EBITDA	$5,913	$5,510	$23,940	$21,241

GAAP revenues	$37,050	$27,838	$132,274	$103,732
Add: deferred revenue write-down	172	403	839	490

Non-GAAP revenues	$37,222	$28,241	$133,113	$104,222

GAAP operating income	$3,509	$3,346	$14,666	$13,459
Add: deferred revenue write-down	172	403	839	490

Non-GAAP operating income	$3,681	$3,749	$15,505	$13,949

GAAP net income	$1,760	$1,821	$8,418	$7,645
Add: deferred revenue write-down, net of tax	85	218	476	276

Non-GAAP net income	$1,845	$2,039	$8,894	$7,921

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2014 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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